Exhibit 3.1 (a)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALPHATEC HOLDINGS, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Alphatec Holdings, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

1.                                      The name of the corporation is “Alphatec Holdings, Inc.” (the “Corporation”).

2.                                      The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of Delaware on March 4, 2005.

3.                                      This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation.

4.                                      This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 242 and 245 of the Delaware General Corporation Law.

5.                                      The text of the Certificate of Incorporation is hereby amended and restated to read in full as follows:

FIRST:  The name of this corporation is Alphatec Holdings, Inc. (the “Corporation”).

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD:  The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

FOURTH:  The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 128,075,975 shares of a class of common stock, $0.0001 par value per share, of which (a) 200,171 shares are designated “Rolling Common Stock”, (b) 677,715 shares are designated “Series A Common Stock”, (c) 1,979,867 shares are designated “Series A-1 Common Stock”, (d) 3,258,764 shares are designated “Series B Common Stock”, (e) 300,000 shares are designated “Series C Common Stock” and (f)

95,993,390 shares are designated as “Common Stock”, and (ii) 25,431,423 shares of a class of Preferred Stock, $0.0001 par value per share (“Preferred Stock”), of which (a) 1,800,020 shares are designated “Series A Preferred Stock”, (b) 3,941,603 shares are designated “Series A-1 Preferred Stock”, (c) 4,687,300 shares are designated “Series B Preferred Stock” and (d) 15,000,000 shares are designated “New Redeemable Preferred Stock.”

Except as may be otherwise required by the provisions herein establishing such class of stock, the number of authorized shares of any class of capital stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote (or written consent in lieu thereof) of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, without a vote of the holders of any such class of capital stock voting as a separate class, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law. There shall be no cumulative voting.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class or series of capital stock of the Corporation. Unless otherwise indicated, references to “Sections” or “Subsections” in this Article refer to sections and subsections of this Article Fourth.

A.            COMMON STOCK

1.             General. Common Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein.

2.             Dividends.

(a)(i)        From and after the date of the issuance of any shares of Series A Common Stock, dividends shall accrue at the rate per annum of .18167 shares of Series A Preferred Stock per share of Series A Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (such amount referred to as the “Series A Dividends”). Series A Dividends shall, whether or not earned or declared, accrue from day to day.

(a)(ii)       From and after the date of the issuance of any shares of Series A-1 Common Stock, dividends shall accrue at the rate per annum of .18167 shares of Series A-1 Preferred Stock per share of Series A-1 Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (such amount referred to as the “Series A-1 Dividends”). Series A-1 Dividends shall, whether or not earned or declared, accrue from day to day.

(a)(iii)      From and after the date of the issuance of any shares of Series B Common Stock, dividends shall accrue at the rate per annum of .09819 shares of Series B Preferred Stock per share of Series B Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (such amount referred to as the “Series B Dividends”). Series B Dividends shall, whether or not earned or declared, accrue from day to day.

(a)(iv)     From and after the date of issuance of any Rolling Common Stock, dividends shall accrue at the rate of .18167 shares of Series A-1 Preferred Stock per share of Rolling Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, contribution or other recapitalization affecting such shares) (such amount referred to as the “Rolling Dividends”). Rolling Dividends shall, whether or not earned or declared, accrue from day to day.

The Series A Dividends, the Series A-1 Dividends, the Series B Dividends and the Rolling Dividends shall collectively be referred to hereafter as the “Accruing Dividends.”

(a)(v)       Dividends shall be payable on shares of Common Stock and Series C Common Stock outstanding when, as and if declared by the Corporation’s Board of Directors.

3.             Liquidation; Payments to Holders of Common Stock.

(a)           Payments to Holders of Rolling Common Stock, Series A Common Stock, Series A-1 Common Stock, Series B Common Stock and Series C Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and certain other events, the holders of shares of Rolling Common Stock, Series A Common Stock, Series A-1 Common Stock, Series B Common Stock and Series C Common Stock shall be entitled to be paid amounts specified in Section B.3 below.

(b)           Payments to Holders of Common Stock, Rolling Common Stock, Series A Common Stock, Series A-1 Common Stock, Series B Common Stock and Series C Common Stock. After payment of the Senior Liquidation Amount and Junior Liquidation Amount required under Section B.3 below, the holders of shares of Common Stock, Rolling Common Stock, Series A Common Stock, Series A-1 Common Stock, Series B Common Stock and Series C Common Stock then outstanding shall be entitled to be paid the remaining assets of the Corporation available for distribution to its stockholders as otherwise set forth in this Amended and Restated Certificate of Incorporation. Payments under this Subsection A.3 shall be made on the basis of the number of shares of common stock owned by each stockholder without regard to series.

4.             Voting. The holders of Series B Common Stock are entitled to one vote per share of Series B Common Stock held on all matters to be voted on by the stockholders of the Corporation. Unless otherwise required by law, the shares of Series C Common Stock shall be non-voting. Except as required by law, no other series of common stock shall have any voting rights, provided, however, that if at such time as all shares of Series B Common Stock have been converted to Common Stock as provided in Section B.6, the holders of the Common Stock shall be entitled to one vote for each share of Common Stock held on all matters to be voted on by the stockholders of the Corporation.

5.             Other Provisions. The Common Stock, Rolling Common Stock, Series A Common Stock, Series A-1 Common Stock, Series B Common Stock and Series C Common Stock shall be subject to other provisions set forth in Section B below.

B.            PREFERRED STOCK AND PREFERRED PAYMENTS TO COMMON STOCK

1.             Issuance and Reissuance.

Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein.

2.             Dividends. Dividends shall be payable on shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock outstanding when, as and if declared by the Corporation’s Board of Directors. No dividends of any kind shall be payable on shares of New Redeemable Preferred Stock.

3.             (A) Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales Prior to the Closing of a Qualified IPO.

(a)           Payments to Holders of Series A Preferred Stock, Series A-1 Preferred Stock, Rolling Common Stock, Series A Common Stock, Series A-1 Common Stock and Series C Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation prior to the initial closing date of a Qualified IPO, as defined below, the Corporation shall pay the following amounts to the following holders of its capital stock, pari passu, out of the assets available for distribution to the Corporation’s stockholders before any payment shall be made to the holders of the Series B Preferred Stock, Series B Common Stock and Common Stock, by reason of their ownership thereof:

(i) the holders of shares of Series A Preferred Stock and Series A-1 Preferred Stock then outstanding shall be entitled to an amount equal to $10 per share in the case of Series A Preferred Stock and Series A-1 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the aggregate amount payable pursuant to this clause is the “A and A-1 Preferred Liquidation Amount”),

(ii) the holders of Series A Common Stock, Series A-1 Common Stock and Rolling Common Stock then outstanding shall be entitled to an amount equal to $10 multiplied by the number of shares of Series A Preferred Stock and Series A-1 Preferred Stock, as applicable, that have accrued as dividends thereon, but not been paid (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the aggregate amount payable pursuant to this clause is the “Senior Common Stock Dividend Amount”),

(iii) the holders of shares of Rolling Common Stock then outstanding shall be entitled to an amount equal to $22.71 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the aggregate amount payable pursuant to this clause is the “Rolling Common Liquidation Amount”), and

(iv) the holders of shares of Series C Common Stock then outstanding shall be entitled to an amount equal to $14.79 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the aggregate amount payable pursuant to this clause is the “C Liquidation Amount”).

“IPO” means an underwritten public offering of the Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended. “Qualified IPO” means the IPO filed on registration statement no. 333-131609. The Series A Preferred Stock, Series A-1 Preferred Stock, Rolling Common Stock, Series A Common Stock, Series A-1 Common Stock and Series C Common Stock are sometimes collectively referred to herein as the “Senior Preferred and Common Stock.” The A and A-1 Preferred Liquidation Amount, Senior Common Stock Dividend Amount, Rolling Common Liquidation Amount and C Liquidation Amount are sometimes collectively referred to herein as the “Senior Liquidation Amount.”  If upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets available for distribution to the Corporation’s stockholders shall be insufficient to pay the holders of shares of Senior Preferred and Common Stock and the Senior Liquidation Amount, the holders of shares of Senior Preferred and Common Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable under this Subsection B.3(A)(a) in respect of the shares held by them upon such distribution as if all amounts payable under this Subsection B.3(A)(a) on or with respect to such shares were paid in full.

(b)           Payments to Holders of Series B Preferred Stock and Series B Common Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation prior to the initial closing date of an IPO, after the payment of all preferential amounts required to be paid to the holders of Senior Preferred and Common Stock pursuant to Subsection B.3(A)(a), the Corporation shall pay the following amounts to the following holders of its capital stock, pari passu, out of the assets available for distribution to the Corporation’s stockholders before any additional payment shall be made to the holders of the Common Stock, by reason of their ownership thereof:

(i) the holders of shares of Series B Preferred Stock then outstanding shall be entitled to an amount equal to $10 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the aggregate amount payable pursuant to this clause is the “B Preferred Liquidation Amount”), and

(ii) the holders of Series B Common Stock then outstanding shall be entitled to an amount equal to $10 multiplied by the number of shares of Series B Preferred

Stock that have accrued as dividends thereon, but not been paid (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the aggregate amount payable pursuant to this clause is the “B Common Stock Dividend Amount”),

The Series B Preferred Stock and the Series B Common Stock are sometimes collectively referred to herein as the “Junior Preferred and Common Stock.” The B Preferred Liquidation Amount and B Common Stock Dividend Amount are sometimes collectively referred to herein as the “Junior Liquidation Amount.” If upon any such liquidation, dissolution or winding up of the Corporation, the remaining assets of the Corporation shall be insufficient to pay holders of shares of Junior Preferred and Common Stock the amounts due under this Subsection B.3(A)(b), the holders of Junior Preferred and Common Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable under this Subsection B.3(A)(b) in respect of the shares held by them upon such distribution as if all amounts payable under this Subsection B.3(A)(b) on or with respect to such shares were paid in full.

(c)           Deemed Liquidation Events.

(i)            The following events constitute a “Deemed Liquidation Event”, unless the holders of not less than fifty-one percent (51%) of the Series B Preferred Stock elect otherwise by written notice given to the Corporation at least ten (10) days prior to the effective date of any such event:

(A)          a merger or consolidation in which

(I)                                    the Corporation is a constituent party, or

(II)                                a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for shares of capital stock which represent, immediately following such merger or consolidation at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting entity is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the ultimate parent corporation of such surviving or resulting entity (provided that, for the purpose of this Subsection B.3(A)(c)(i)(A), all shares of capital stock issuable upon conversion of convertible securities, or any rights to receive capital stock, outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or

(B)           the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole except where such sale, lease, transfer or other disposition is to a wholly owned subsidiary of the Corporation.

(ii)           The Corporation shall not have the power to effect any transaction constituting a Deemed Liquidation Event pursuant to Subsection B.3(A)(c)(i)(A) above unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Section A.3 and Subsections B.3(A)(a) and B.3(A)(b) above.

(iii)          In the event of a Deemed Liquidation Event pursuant to Subsection B.3(A)(c)(i)(B) above, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within sixty (60) days after such Deemed Liquidation Event, then (A) the Corporation shall deliver a written notice to each holder of outstanding shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock no later than the sixtieth (60th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of Preferred Stock, and (B) if the holders of at least fifty-one percent (51%) of the then outstanding shares of Preferred Stock so request in a written instrument delivered to the Corporation not later than seventy-five (75) days after such Deemed Liquidation Event, the Corporation shall, on the ninetieth (90th) day after such Deemed Liquidation Event (the “Liquidation Redemption Date”), use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation):

(A) to redeem the then outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock at a price equal to the A and A-1 Preferred Liquidation Amount per share,

(B) to redeem the then outstanding shares of Series B Preferred Stock at a price equal to the B Preferred Liquidation Amount per share,

(C) to pay to the holders of Series A Common Stock, Series A-1 Common Stock and Rolling Common Stock then outstanding a dividend equal to the Senior Common Stock Dividend Amount per share,

(D) to pay to the holders of Series B Common Stock then outstanding a dividend equal to the B Common Stock Dividend Amount per share,

(E) to pay to the holders of shares of Rolling Common Stock then outstanding a dividend equal to the Rolling Common Liquidation Amount per share, and

(F) to pay to the holders of shares of Series C Common Stock then outstanding a dividend equal to the C Liquidation Amount per share,

pari passu, out of funds legally available therefor. “Redemption Price” means collectively the amounts set forth in Subsection B.3(A)(c)(iii)(A) and (B) above. “Redemption Dividends” means the dividends set forth in Subsection B.3(A)(c)(iii)(C) through (F) above. If on the Liquidation Redemption Date the Corporation does not have sufficient funds legally available to redeem all shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock and to pay the full amount of the Redemption Dividends, the Corporation shall redeem such shares and pay such dividends on a pro rata basis, redeeming and paying an equal percentage of such shares and dividends (a “Pro Rata Percentage”). The Corporation’s obligation to pay the Redemption Price and the Redemption Dividends is subject to the second paragraph of Subsection B.5(a). In addition, the provisions of Subsections B.5(b) through B.5(d) and B.5(f) below shall apply to any Deemed Liquidation Event, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Preferred Stock pursuant to this Subsection B.3(A)(c)(iii). Prior to the distribution or redemption provided for in this Subsection B.3(A)(c)(iii), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in the ordinary course of business. The payment of any Redemption Dividend shall result in a corresponding reduction in the accrued Accruing Dividends, the Rolling Common Liquidation Amount and the C Liquidation Amount (a “Corresponding Reduction”).

(iv)          The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to or retained by such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

3.             (B) Liquidation, Dissolution or Winding Up; Certain Mergers, Consolidations and Asset Sales On or After a Qualified IPO.

(a)           Payments to Holders of New Redeemable Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation on or after the initial closing date of a Qualified IPO (the “Qualified IPO Closing Date”), the holders of shares of New Redeemable Preferred Stock then outstanding shall be entitled to be paid out of the assets available for distribution to the Corporation’s stockholders before any payment shall be made to the holders of any Common Stock, by reason of their ownership thereof, in a per share amount equal to the Qualified IPO price to the public (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) (the aggregate amount payable pursuant to this sentence is the “New Redeemable Liquidation Amount”). If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets available for distribution to the Corporation’s stockholders shall be insufficient to pay the holders of shares of New Redeemable Preferred Stock the full New Redeemable Liquidation Amount, the holders of shares of New Redeemable Preferred Stock shall share ratably in any distribution of the remaining assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution as if all amounts payable on or with respect to such shares were paid in full.

In the event that the underwriters of the Qualified IPO exercise their option to purchase additional shares of Common Stock in order to cover over-allotments at any time or from time to time after the Qualified IPO Closing Date (each, an “Over-Allotment Stock Sale”), the Corporation shall in each case redeem the New Redeemable Preferred Stock for an amount equal to the New Redeemable Liquidation Amount, pari passu, out of the net proceeds of the Over-Allotment Stock Sale.

(b)           New Redeemable Deemed Liquidation Events.

(i)            The following events constitute a “New Redeemable Deemed Liquidation Event”:

(A)          a merger or consolidation in which

(I)                                    the Corporation is a constituent party, or

(II)                                a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted or exchanged for shares of capital stock which represent, immediately following such merger or consolidation at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation or (2) if the surviving or resulting entity is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the ultimate parent corporation of such surviving or resulting entity (provided that, for the purpose of this Subsection B.3(B)(b)(i)(A), all shares of capital stock issuable upon conversion of convertible securities, or any rights to receive capital stock, outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or

(B)           the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole except where such sale, lease, transfer or other disposition is to a wholly owned subsidiary of the Corporation.

(ii)           The Corporation shall not, without the consent of the holders of a majority of the New Redeemable Preferred Stock, effect any transaction constituting a New Redeemable Deemed Liquidation Event pursuant to Subsection B.3(B)(b)(i)(A) above unless the agreement or plan of merger or consolidation provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Subsection B.3(B)(a) above.

(iii)          In the event of a New Redeemable Deemed Liquidation Event pursuant to Subsection B.3(B)(b)(i)(B) above, if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within sixty (60) days after such New Redeemable Deemed Liquidation Event, then (A) the Corporation shall deliver a written notice to each holder of outstanding shares of New Redeemable Preferred Stock no later than the sixtieth (60th) day after the New Redeemable Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause (B) to require the redemption of such shares of New Redeemable Preferred Stock, and (B) if the holders of at least fifty-one percent (51%) of the then outstanding shares of New Redeemable Preferred Stock so request in a written instrument delivered to the Corporation not later than seventy-five (75) days after such New Redeemable Deemed Liquidation Event, the Corporation shall, on the ninetieth (90th) day after such New Redeemable Deemed Liquidation Event (the “New Redeemable Liquidation Redemption Date”), use the consideration received by the Corporation for such New Redeemable Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation) (the “New Redeemable Net Proceeds”) to redeem, to the extent there are funds legally available therefor, all outstanding shares of New Redeemable Preferred Stock at a price per share equal to the New Redeemable Liquidation Amount. If, on the New Redeemable Liquidation Redemption Date, the New Redeemable Net Proceeds are not sufficient to redeem all outstanding shares of New Redeemable Preferred Stock, or if the Corporation does not have sufficient legally available funds to effect such redemption, the Corporation shall redeem and pay the New Redeemable Liquidation Amount on a pro rata portion of each holder’s shares of New Redeemable Preferred Stock to the fullest extent of such New Redeemable Net Proceeds or such legally available funds, as the case may be, and, where such redemption and payment is limited by the amount of legally available funds, the Corporation shall redeem the remaining shares as soon as practicable after the Corporation has funds legally available therefor. Prior to the redemption provided for in this Subsection B.3(B)(b)(iii), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in the ordinary course of business.

(iv)          The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to or retained by such holders by the Corporation or the acquiring person, firm or other entity. The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

(c)           Optional Cash Redemption. The Corporation shall have the right, at any time and from time to time, to redeem for cash, out of funds legally available therefor, all or any portion of the outstanding shares of New Redeemable Preferred Stock, pro rata, based on the number of such shares held by each holder thereof, at a per share amount on the New Redeemable Liquidation Amount. On the redemption date, each of the shares of New Redeemable Preferred Stock to be redeemed on the redemption date shall be deemed to have automatically been surrendered and redeemed if on the redemption date the New Redeemable Liquidation Amount payable upon redemption of the shares of New Redeemable Preferred Stock to be redeemed on such redemption date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor whether or not certificates representing such shares are surrendered to the Corporation and upon such surrender, the New Redeemable Liquidation Amount for such shares shall be payable to the order of the person whose name appears on the Corporation’s records as the owner thereof, and each surrendered share shall be canceled and retired.

4.             Put Right; Mandatory Redemption. The holders of Series A Preferred Stock shall have the right to require the Corporation to redeem for cash all or any portion of such holders shares at any time after March 15, 2015, at $10 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any dividends declared but unpaid thereon. If the holder of any shares of Series A Preferred Stock shall exercise the put right set forth in this Section B.4 (the “Put Right”), the Corporation shall be required to pay the Redemption Price, in each case pursuant to Section B.5(a) below.

5.             Redemption.

(a)           Redemption Upon the Closing of a Deemed Liquidation Event or Exercise of the Put Right. On the earlier to occur of either (A) the closing of an IPO (other than a Qualified IPO, which is governed by Subsection B.5(e) hereof), or (B) the exercise of a Put Right by any holder of Series A Preferred Stock pursuant to Section B.4 (the earlier of clause (A) and (B) hereinafter referred to as the “Redemption Date”), the Corporation shall redeem the Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock for the Redemption Price and pay the Redemption Dividends, pari passu, out of funds legally available therefor. If on the Redemption Date the Corporation does not have sufficient funds legally available to redeem all shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock and to pay the full amount of the Redemption Dividends, the Corporation shall redeem a Pro Rata Percentage of each holder’s Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock and pay a Pro Rata Percentage of the Redemption Dividends. In the event of a Forced Conversion as described in the next paragraph, on the Redemption Date, the Corporation shall redeem in cash in accordance with this Subsection B.5(a) each holder’s Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock that was not converted into Common Stock and pay in cash in accordance with this Subsection B.5(a) the remaining Redemption Dividends that were not paid in the form of Common Stock.

In the event of an IPO (other than a Qualified IPO) or a Deemed Liquidation Event (but not the exercise of the Put Right), all or a Pro Rata Percentage of the Redemption Price or Redemption Dividends may be paid in shares of Common Stock upon the vote of not less than fifty-one percent (51%) of the outstanding shares of Series B Common Stock (the “Forced Conversion”). In the event of a Forced Conversion, immediately prior to the closing of an IPO or the Deemed Liquidation Event, shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock that are to be exchanged and any Redemption Dividends that are to be paid shall, in the case of preferred stock, be converted into Common Stock, and in the case of the unpaid Redemption Dividends, be paid as a dividend in Common Stock, out of funds legally available therefor, at a rate equal to (i) such share’s Redemption Price or the Redemption Dividend, divided by (ii) by the fair market value (determined in good faith by the Board of Directors of the Corporation) of the Common Stock. The payment of any Redemption Dividend shall result in a Corresponding Reduction.

(b)           Redemption Notice. Written notice of the mandatory redemption pursuant to Subsection B.5(a) (the “Redemption Notice”) shall be mailed, postage prepaid, to each holder of record of Preferred Stock, at its post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the General Corporation Law, not less than forty (40) days prior to any anticipated Redemption Date. Each Redemption Notice shall state:

(I)                                    the anticipated number of shares of Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice; and

(II)                                the anticipated Redemption Date and the anticipated Redemption Price.

(c)           Automatic Surrender of Shares. On the Redemption Date, each of the shares of preferred stock to be redeemed on the Redemption Date shall be deemed to have automatically been surrendered and redeemed if on the Redemption Date the Redemption Price payable upon redemption of the shares of preferred stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor whether or not certificates representing such shares are surrendered to the Corporation and upon such surrender, the Redemption Price for such shares shall be payable to the order of the person whose name appears on the Corporation’s records as the owner thereof, and each surrendered share shall be canceled and retired.

(d)           Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the Redemption Date the Redemption Price payable upon redemption of the shares of Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then dividends with respect to such shares of Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest.

(e)           Redemption and Dividends upon the Closing of a Qualified IPO. On the Qualified IPO Closing Date, the Corporation shall redeem the Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock for the Redemption Price and pay the Redemption Dividends, pari passu, out of Adjusted IPO Net Proceeds, to the extent of funds legally available therefor. “Adjusted Net IPO Proceeds” means an amount equal to (A) the net proceeds of the Qualified IPO minus (B) an amount equal to the lesser of (I) fifty percent (50%) of the net proceeds of the Qualified IPO and (II) $65 million. If on the Qualified IPO Closing Date the Adjusted IPO Net Proceeds are not sufficient to redeem all shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock and to pay the full amount of the Redemption Dividends, the Corporation shall redeem a Pro Rata Percentage of each holder’s

Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock and pay a Pro Rata Percentage of the Redemption Dividends.

Any shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock (or fractions thereof) that remain unredeemed and any Redemption Dividends that have not been paid shall, in the case of unredeemed preferred stock, be converted into New Redeemable Preferred Stock, and in the case of the unpaid Redemption Dividends, be paid as a dividend in New Redeemable Preferred Stock (a “Conversion Dividend”), out of funds legally available therefor, on the Qualified IPO Closing Date at a rate equal to (i) such share’s Redemption Price or the unpaid Redemption Dividend, divided by (ii) the New Redeemable Liquidation Amount; provided, however, that the aggregate New Redeemable Liquidation Amount of such shares so converted into New Redeemable Preferred Stock and dividends paid in the form of New Redeemable Preferred Stock under this paragraph shall not exceed $20 million. If the aggregate New Redeemable Liquidation Amount of the shares converted into New Redeemable Preferred Stock and dividends paid in the form of New Redeemable Preferred Stock under this paragraph on the Qualified IPO Closing Date would exceed $20 million, the Corporation shall convert a Pro Rata Percentage of each holder’s Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock and pay a Pro Rata Percentage of the Conversion Dividend.

Any shares of Series A Preferred Stock, Series A-1 Preferred Stock or Series B Preferred Stock (or fractions thereof) that have not been converted into New Redeemable Preferred Stock and any Redemption Dividends that have not been paid as a Conversion Dividend pursuant to the preceding paragraph shall, in the case of unredeemed preferred stock, be converted into equal amounts of New Redeemable Preferred Stock and Common Stock, and in the case of the unpaid Redemption Dividends, be paid as a dividend in equal amounts of New Redeemable Preferred Stock and Common Stock (“Common and Preferred Conversion Dividends”), out of funds legally available therefor on the Qualified IPO Closing Date at a rate equal to (i) such share’s Redemption Price or the unpaid Redemption Dividend divided by the New Redeemable Liquidation Amount, in the case of each share of New Redeemable Preferred Stock and (ii) such share’s Redemption Price or the unpaid Redemption Dividend divided by the Qualified IPO price to the public, in the case of each share of Common Stock; provided, however, that the aggregate New Redeemable Liquidation Amount of such shares so converted into New Redeemable Preferred Stock and Redemption Dividends paid in the form of New Redeemable Preferred Stock under this paragraph shall not exceed $10 million. If the aggregate New Redeemable Liquidation Amount of the shares converted into New Redeemable Preferred Stock and Redemption Dividends paid in the form of New Redeemable Preferred Stock under this paragraph on the Qualified IPO Closing Date would exceed $10 million, the Corporation shall convert or pay the remaining unredeemed preferred stock and unpaid Redemption Dividends into Common Stock at the Qualified IPO price to the public. No fractional shares of New Redeemable Preferred Stock or Common Stock shall be issued upon conversion of the Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock and payment of the Common and Preferred Conversion Dividends. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay as promptly as possible cash equal to any unpaid Redemption Price or Redemption Dividends.

After the closing of an IPO, a Qualified IPO, a Deemed Liquidation Event or the Put (i) all shares of Series A Preferred Stock, Series A-1 Preferred Stock and Series B Preferred Stock shall no longer be outstanding, and shall automatically be cancelled and retired and cease to exist, (ii) the Series A Common Stock, Series A-1 Common Stock and Rolling Common Stock shall not be entitled to any further Senior Common Stock Dividend Amount, (iii) the Series B Common Stock shall not be entitled to any further B Common Dividend Amount, (iv) the Rolling Common Stock shall not be entitled to any further Rolling Common Liquidation Amount and (v) the Series C Common Stock shall not be entitled to any further C Liquidation Amount. Each holder of any such shares shall thereupon cease to have the forgoing rights with respect thereto, except the right to receive the applicable cash payments, New Redeemable Preferred Stock and/or Common Stock to be issued in consideration therefor, without interest.

(f)            Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock which are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately canceled and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following redemption.

6.             Mandatory Conversion.

(a)           Immediately prior to the closing of an IPO, a Qualified IPO, a Deemed Liquidation Event or the Put (the “Mandatory Conversion Date”), and immediately after the payment of the full amount of the Redemption Dividends in cash, Common Stock, Conversion Dividends and the Common and Preferred Conversion Dividends, as applicable, each share of Rolling Common Stock, Series A Common Stock, Series A-1 Common Stock, Series B Common Stock and Series C Common Stock shall be converted into one share of Common Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares).

(b)           All holders of record of shares of common stock converted as aforesaid (“Converted Common Stock”) shall be given written notice of the Mandatory Conversion Date and the place designated for mandatory conversion of all such shares of Converted Common Stock pursuant to this Section B.6. Such notice need not be given in advance of the occurrence of the Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, postage prepaid, or given by electronic communication in compliance with the provisions of the General Corporation Law, to each record holder of Converted Common Stock. On the Mandatory Conversion Date, all outstanding shares of Converted Common Stock shall be deemed to have been converted into shares of Common Stock, which shall be deemed to be outstanding of record, and all rights with respect to the Converted Common Stock so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate, except only the rights of the holders thereof to receive certificates for the number of shares of Common Stock, and payment of any declared but unpaid dividends thereon.

7.             Voting. Unless specifically provided herein, or otherwise required by law, the shares of Preferred Stock shall be non-voting. In any vote requiring approval of the holders of all Preferred Stock, Series B Preferred Stock shall have two votes per share and holders of all other series of Preferred Stock shall have one vote per share.

8.             Waiver. Any of the rights, powers or preferences of the holders of Preferred Stock set forth herein may be defeased by the affirmative consent or vote of the holders of at least fifty-one percent (51%) of the shares of Preferred Stock then outstanding.

FIFTH:  Subject to any additional vote required by this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

SIXTH:  Subject to any additional vote required by this Amended and Restated Certificate of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

SEVENTH:  Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

EIGHTH:  Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

NINTH:  To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law or any other law of the State of Delaware is amended after approval by the stockholders of this Article Ninth to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

TENTH:  To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law.

Any amendment, repeal or modification of the foregoing provisions of this Article Tenth shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or other agent occurring prior to, such amendment, repeal or modification.

ELEVENTH:  Subject to any additional vote required by this Amended and Restated Certificate of Incorporation, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Certificate of Incorporation of this Corporation, and which has been duly adopted in accordance with Sections 228, 242 and 245 of the General Corporation Law, has been executed by its duly authorized President and Chief Executive Officer this day          of April, 2006.

ALPHATEC HOLDINGS, INC.

By:
Ronald G. Hiscock
President and Chief Executive Officer